Exhibit 99.1

News Release

CONTACT:

Mr. Frank Cesario,

PHONE: 847-391-9492

INTERNET: iscoir@iscointl.com

ISCO INTERNATIONAL REPORTS FOURTH QUARTER AND FULL YEAR

2004 RESULTS; RECORD BACKLOG ENTERING 2005; AND INVESTOR

CONFERENCE CALL ON FEBRUARY 25th AT 4PM EASTERN

Elk Grove Village, IL (February 17, 2005) – ISCO International, Inc. (AMEX: ISO), a leading global supplier of RF management and interference-control solutions for the wireless telecommunications industry, today reported financial results for the fourth quarter and full year 2004 and record backlog going into 2005. Additionally, ISCO will host an investor call on February 25th at 4pm (Eastern).

As previously announced, ISCO reported net revenues of $650,000 and $2.6 million for the three-month and twelve-month periods ended December 31, 2004, respectively, versus $1.3 million and $3.2 million during the comparable periods of 2003. The Company reported net losses of $2 million and $7 million for the three-month and twelve-month periods ended December 31, 2004, respectively, versus net losses of $319,000 and $7.2 million during the same periods of 2003. ISCO recorded a gross margin of 42% for the year-ended December 31, 2004, compared to 49% during 2003, due primarily to volume efficiencies.

Entering 2005, ISCO reported customer orders for first quarter delivery in excess of $2.5 million. These orders were related primarily to the deployment of 3G data services within wireless telecommunications networks.

“We see the telecom infrastructure environment very different in 2005 than in the prior several years, largely driven by industry expansion into 3G data services,” said Mr. John Thode, President and CEO of ISCO. “The challenges of cost effective deployment, combined with user-defined levels of performance, create opportunities where ISCO products add significant value. Whether it is with our RF2 product family that enables integration of 3G services with improved coverage and capacity or with our state-of-the-art ANF product family that eliminates performance impacting RF impairments, ISCO’s extensive knowledge of RF management, integration and conditioning should allow us to be much more of a strategic partner to our customers.”

As was announced on February 10th, ISCO and its lenders agreed to an extension of the existing credit line that was scheduled to be due April 1, 2005. The line has been extended for one year, to April 1, 2006. The rate of interest during the extension period will be 9%. No warrants or other inducements were issued as a result of this financing.

An investor conference call will be held on February 25, 2005, at 4pm eastern. 2004 results, the credit line extension, and 2005 matters will be discussed. To participate in the call domestically, dial 1-877-707-9628. International callers should dial 1-785-832-1508. The conference name is “ISCO.” The call will be replayed for 30 days at 1-800-934-3942 (or 1-402-220-1162 for international callers).

Following the presentation, a short question and answer session will be held. Participants are asked to dial in 10 minutes prior to the beginning of the call. The call will be webcast live and then archived for 30 days. ISCO will provide a link to the call on its web site (www.iscointl.com) for both the live and archived versions.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: the Company’s ability to protect its intellectual property; market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the risk of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, as amended. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

(Table Follows)

	Three Months Ending
	December 31, 2004	December 31, 2003
	UNAUDITED
Net sales	$650,000	$1,289,000
Costs and expenses:
Cost of sales	296,000	380,000
Research and development	359,000	232,000
Selling and marketing	361,000	246,000
General and administrative	1,394,000	410,000

Total costs and expenses	2,410,000	1,268,000

Operating Income/(Loss)	$(1,760,000)	$21,000

Other income (expense):
Interest income	3,000	—
Interest expense, incl. Warrants	(252,000)	(340,000)

Total other income (expense)	$(249,000)	$(340,000)

Net income / (loss)	$(2,009,000)	$(319,000)

Basic and diluted income / (loss) per common share	$(0.01)	$(0.00)

Weighted average number of common shares outstanding	160,693,000	148,125,000

	Twelve Months Ending
	December 31, 2004	December 31, 2003
	UNAUDITED
Net sales	$2,622,000	$3,238,000
Costs and expenses:
Cost of sales	1,528,000	1,640,000
Research and development	1,119,000	988,000
Selling and marketing	1,165,000	960,000
General and administrative	4,758,000	5,614,000

Total costs and expenses	8,570,000	9,202,000

Operating loss	$(5,948,000)	$(5,964,000)

Other income (expense):
Interest income	9,000	5,000
Interest expense, incl. Warrants	(1,028,000)	(1,197,000)

Total other income (expense)	$(1,019,000)	$(1,192,000)

Net loss	$(6,967,000)	$(7,156,000)

Basic and diluted loss per common share	$(0.04)	$(0.05)

Weighted average number of common shares outstanding	158,977,000	148,081,000

Selected Balance Sheet Information:

	December 31, 2004	December 31, 2003
Cash and equivalents	$402,000	$346,000
Working Capital excl. Debt	$993,000	$1,101,000
Total Assets	$16,986,000	$17,723,000
Debt, short term and long term, including related accrued interest	$8,643,000	$5,365,000
Stockholders’ Equity	$7,248,000	$10,943,000

Web site: http://www.iscointl.com